Exhibit 10.1

SIXTH AMENDMENT TO CREDIT AGREEMENT

SIXTH AMENDMENT TO CREDIT AGREEMENT (this “Sixth Amendment”), dated as of September 23, 2010 among GRAHAM PACKAGING HOLDINGS COMPANY, a Pennsylvania limited partnership (“Holdings”), GRAHAM PACKAGING COMPANY, L.P., a Delaware limited partnership (the “Borrower”), GPC CAPITAL CORP. I, a Delaware corporation (the “Co-Borrower”), the Lenders (as defined in the Credit Agreement referred to below) party hereto, and DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders. Unless otherwise indicated, all capitalized terms used herein and not otherwise defined shall have the respective meanings provided to such terms in the Credit Agreement referred to below (as amended by this Sixth Amendment).

W I T N E S S E T H:

WHEREAS, Holdings, the Borrower, the Co-Borrower, the Lenders from time to time party thereto, and the Agents are parties to a Credit Agreement, dated as of October 7, 2004 (as amended, modified and/or supplemented to, but not including, the date hereof, the “Credit Agreement”); and

WHEREAS, Graham Packaging Acquisition Corp., a Delaware corporation (“GPAC”), a subsidiary of the Borrower, has entered into that certain Stock and Unit Purchase Agreement, dated as of August 9, 2010, by and among Liquid Container, L.P., a Delaware limited partnership (“Liquid Container”), each of the limited partners of Liquid Container and each of the stockholders of the general partners of Liquid Container (the “General Partners”), pursuant to which GPAC and/or its affiliates have agreed to acquire all of the issued and outstanding shares of common stock of the General Partners and all of the partnership units of Liquid Container (the “Liquid Acquisition”); and

WHEREAS, the Borrower desires to borrow D Term Loans to finance a portion of the Liquid Acquisition and repay the B Term Loans outstanding on the Sixth Amendment Effective Date; and

WHEREAS, the parties hereto wish to enter into certain agreements and amendments regarding the Credit Agreement as herein provided;

NOW, THEREFORE, it is agreed:

I.	Amendments to the Credit Agreement.

1. The definition of “Change of Control” appearing in Section 1.01 of the Credit Agreement is hereby amended by deleting clause (iii) of said definition in its entirety and inserting the following new clause (iii) in lieu thereof:

“(iii) a “Change in Control” shall occur under the Second-Lien Credit Agreement, Senior Subordinated Note Indenture, the Senior Note Indenture or any Indebtedness incurred pursuant to Section 6.01(p)(z) or under any issue of indebtedness refinancing (in whole or in part) the Senior Subordinated Notes, the Senior Notes, the Second-Lien

Loans, any Indebtedness incurred pursuant to Section 6.01(p)(z) or any subsequent refinancing thereof”.

2. The definition of “Commitments” appearing in Section 1.01 of the Credit Agreement is hereby amended by (i) inserting the text “D Term Loan Commitments,” immediately after the text “C Term Loan Commitments,” appearing in said definition and (ii) replacing the text “Incremental C Term Loan Commitment” appearing in said definition with the text “Incremental D Term Loan Commitment”.

3. The definition of “C Term Loans” appearing in Section 1.01 of the Credit Agreement is hereby amended by replacing the text “Sections 2.01(e) or 2.23” appearing in said definition with the text “Section 2.01(e)”.

4. The definition of “Incremental Commitment Request Requirements” appearing in Section 1.01 of the Credit Agreement is hereby amended to read in its entirety as follows:

“Incremental Commitment Request Requirements” shall mean, with respect to any request for an Incremental D Term Loan Commitment made pursuant to Section 2.23, the satisfaction of each of the following conditions on the date of such request: (x) no Default or Event of Default then exists or would result therefrom (for purposes of such determination, assuming the relevant Loans in an aggregate principal amount equal to the full amount of Incremental D Term Loan Commitments, as the case may be, then requested had been incurred, and the proposed Permitted Business Acquisition (if any) to be financed with the proceeds of such Loans had been consummated, on such date of request) and all of the representations and warranties contained herein and in the other Loan Documents are true and correct in all material respects at such time (unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); and (y) if all of the proceeds of D Term Loans to be provided pursuant to the requested Incremental D Term Loan Commitment will not be used to repay outstanding C Term Loans or D Term Loans, the Senior Secured Net Leverage Ratio on the last day of the Test Period most recently ended prior to the date of the request for Incremental D Term Loan Commitments, as the case may be, shall not exceed 4.50:1.00, with such calculation to be made on a Pro Forma Basis, as if the relevant Loans to be made pursuant to such Incremental D Term Loan Commitments (in each case, assuming the full utilization thereof) had been incurred, and the proposed Permitted Business Acquisition (if any) to be financed with the proceeds of such Loans (as well as other Permitted Business Acquisitions theretofore consummated after the first day of such Test Period) had occurred, on the first day of such Test Period.

5. The definition of “LIBO Rate” appearing in Section 1.01 of the Credit Agreement is hereby amended by (i) replacing the word “and” located at the end of clause (i) of said definition with a comma (“,”) and (ii) inserting the text “, and (iii) with respect to D Term Loans only, 1.75%” immediately prior to the period at the end of said definition.

6. The definition of “LIBOR Margin” appearing in Section 1.01 of the Credit Agreement is hereby amended by inserting the text “D Term Loans,” immediately after the text “C Term Loans,” appearing in said definition.

7. The definition of “Maturity Date” appearing in Section 1.01 of the Credit Agreement is hereby amended by (i) replacing the word “or” located immediately after the text “B Term Loan Maturity Date” appearing in said definition with a comma (“,”) and (ii) inserting the text “or the D Term Loan Maturity Date” immediately after the text “C Term Loan Maturity Date” appearing in said definition.

8. The definition of “Net Proceeds” appearing in Section 1.01 of the Credit Agreement is hereby amended by replacing the text “or the Senior Notes” appearing in clause (a)(i) of said definition with the text “, the Senior Notes, any Indebtedness incurred pursuant to Section 6.01(p)(z)”.

9. The definition of “Permitted Business Acquisition Amount” appearing in Section 1.01 of the Credit Agreement is hereby amended by (i) replacing the text “$120,000,000, or $160,000,000 if the Net Leverage Ratio is less than 3.50 to 1.00 (as established pursuant to a certificate of a Financial Officer of the Borrower showing the Net Leverage Ratio for the most recently ended Test Period for which financial statements were delivered (or required to be delivered) pursuant to Section 5.04(a) or (b), as the case may be),” appearing said definition with the text “$200,000,000”.

10. The definition of “Permitted Refinancing Indebtedness” appearing in Section 1.01 of the Credit Agreement is hereby amended to read in its entirety as follows:

“Permitted Refinancing Indebtedness” shall mean any Indebtedness of Holdings or a Subsidiary of Holdings issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), Indebtedness permitted by Sections 6.01(b) (only with respect to C Term Loans and D Term Loans), 6.01(j) or (p) (or previous refinancings thereof constituting Permitted Refinancing Indebtedness) of Holdings or such Subsidiary of Holdings, as the case may be, provided that (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus, in the case of Sections 6.01(j) and (p), unpaid accrued interest and premium thereon), (ii) the average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to that of the Indebtedness being Refinanced, (iii) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (iv) no Permitted Refinancing Indebtedness shall have different obligors, or greater guarantees or security (except as otherwise expressly permitted herein), than the Indebtedness being Refinanced, (v) if the Indebtedness being Refinanced is secured by any collateral (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured by such collateral (including any collateral pursuant to after-acquired property clauses to the extent any such collateral secured the Indebtedness being Refinanced) on terms no less favorable to the Secured Parties than those contained in the documentation governing the Indebtedness being Refinanced, (vi) such Indebtedness (other than Indebtedness permitted by Section 6.01(j)) shall not require any repayments of principal that are earlier than (x) any repayments that are required under the Indebtedness being Refinanced and (y) in the case of Indebtedness refinancing the

Senior Notes, the Senior Subordinated Notes, the B Term Loans, the C Term Loans, the D Term Loans or any refinancing in respect thereof, 90 days after the D Term Loan Maturity Date, (vii) in the case of Indebtedness permitted under Section 6.01(p), no Permitted Refinancing Indebtedness shall contain covenants, defaults or events of default that are materially more adverse to Holdings and its Subsidiaries, or the Lenders, than those contained in such Indebtedness being Refinanced and (viii) in the case of Indebtedness refinancing the B Term Loans, the C Term Loans, the D Term Loans or any refinancing thereof (but not for any other purpose), such Indebtedness may be secured by Liens on Collateral (but no other assets) that are pari passu to the Liens securing the Obligations; provided that such Indebtedness is subject to intercreditor arrangements that are in form and substance satisfactory to the Administrative Agent. Notwithstanding the foregoing, if any Permitted Refinancing Indebtedness is incurred to Refinance the Second-Lien Loans or any previous issue of Permitted Refinancing Indebtedness incurred pursuant to sub-clause (x) of Section 6.01(p), then unless such Permitted Refinancing Indebtedness is unsecured, each Loan Party, the Administrative Agent, the Collateral Agent and the administrative agent and collateral agent for such Permitted Refinancing Indebtedness shall enter into a new intercreditor agreement in the form of Exhibit I hereto, appropriately modified to reflect the new issue of Permitted Refinancing Indebtedness and with such other changes, if any, as may be satisfactory to the Administrative Agent and the Collateral Agent (with each such intercreditor agreement being herein called an “Additional Intercreditor Agreement”)

11. The definition of “Repricing Transaction” appearing in Section 1.01 of the Credit Agreement is hereby amended to read in its entirety as follows:

“Repricing Transaction” shall mean (1) the incurrence by the Borrower or any of its Subsidiaries of any indebtedness (including, without limitation, any new or additional term loans under this Agreement, whether incurred directly or by way of the conversion of D Term Loans into a new tranche of replacement term loans under this Agreement) that is secured or is broadly marketed or syndicated to banks and other institutional investors in financings similar to the facilities provided for in this Agreement (i) having an “effective” interest rate margin or weighted average yield for the respective Type of such indebtedness that is less than the applicable rate for or weighted average yield for D Term Loans of the respective Type (with the comparative determinations to be made by the Administrative Agent consistent with generally accepted financial practices, after giving effect to, among other factors, margin, upfront or similar fee or “original issue discount” shared with all lenders or holders of such indebtedness or D Term Loans, as the case may be, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders of such indebtedness or D Term Loans, as the case may be, and without taking into account any fluctuations in the Adjusted LIBO Rate or comparable LIBO Rate) and (ii) the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, outstanding principal of D Term Loans and/or (2) any effective reduction in the ABR Margins or LIBOR Margins for D Term Loans (e.g., by way of amendment, waiver or otherwise). Any such determination by the Administrative Agent as contemplated by preceding clauses (1) and (2) shall be conclusive and binding on the Borrower and all Lenders holding D Term Loans.

12. The definition of “Term Borrowing” appearing in Section 1.01 of the Credit Agreement is hereby amended by (i) replacing the word “or” located immediately after the text “B Term Loans” appearing in said definition with a comma (“,”) and (ii) inserting the text “or D Term Loans” immediately after the text “C Term Loans” appearing in said definition.

13. The definition of “Term Loans” appearing in Section 1.01 of the Credit Agreement is hereby amended to read in its entirety as follows:

“Term Loans” shall mean the B Term Loans, the C Term Loans, the D Term Loans and (without duplication) term loans of any other sub-Tranche made by the Lenders to the Borrower pursuant to Section 2.23.

14. The definition of “Tranche” appearing in Section 1.01 of the Credit Agreement is hereby amended to read in its entirety as follows:

“Tranche” shall mean the respective facility and commitments utilized in making Loans hereunder, with there being six separate Tranches on the Sixth Amendment Effective Date, i.e., B Term Loans, C Term Loans, D Term Loans, Non-Extending Revolving Loans, Extending Revolving Loans and Swingline Loans.

15. Section 1.01 of the Credit Agreement is hereby further amended by (i) deleting the definitions of “Incremental C Term Loan Commitment Agreements”, “Incremental C Term Loan Commitments” and “Incremental C Term Loan Lender” appearing therein in their entirety and (ii) inserting the following new definitions in the appropriate alphabetical order:

“D Term Borrowing” shall mean a Borrowing comprised of D Term Loans.

“D Term Loan Commitment” shall mean with respect to each Lender, the commitment of such Lender to make D Term Loans hereunder as set forth in Schedule 2.01.

“D Term Loan Installment Date” shall have the meaning provided in Section 2.11(a)(iii).

“D Term Loan Maturity Date” shall mean the earlier of (x) September 23, 2016, (y) if the Senior Notes have not been repaid or refinanced in full on or before the 91st day prior to the stated maturity of the Senior Notes, the date which is 91 days prior to the stated maturity of the Senior Notes, and (z) if the Senior Subordinated Notes have not been repaid or refinanced in full on or before the 91st day prior to the stated maturity of the Senior Subordinated Notes, the date which is 91 days prior to the stated maturity of the Senior Subordinated Notes.

“D Term Loan Percentage” shall mean, at any time, a fraction (expressed as a percentage) the numerator of which is the aggregate principal amount of D Term Loans then outstanding and the denominator of which is the sum of the aggregate principal amount of Term Loans then outstanding.

“D Term Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to Sections 2.01(g) or 2.23.

“Incremental D Term Loan Commitment Agreement” shall mean an Incremental D Term Loan Commitment Agreement substantially in the form of Exhibit D (appropriately completed), with such revisions reasonably approved by the Administrative Agent, executed in accordance with Section 2.23.

“Incremental D Term Loan Commitments” shall mean, for any Lender, any commitment by such Lender to make D Term Loans as agreed to by such Lender in the Incremental D Term Loan Commitment Agreement delivered pursuant to Section 2.23.

“Incremental D Term Loan Lender” shall have the meaning provided in Section 2.23(b).

“Liquid Acquisition” shall have the meaning provided in the Sixth Amendment.

“Sixth Amendment” shall mean the Sixth Amendment to the Credit Agreement, dated as of September 23, 2010, among Holdings, the Borrower, the Co-Borrower, the other Loan Parties, the Lenders party thereto and the Administrative Agent.

“Sixth Amendment Effective Date” shall have the meaning provided in the Sixth Amendment.

“Sixth Amendment Mortgage Amendments” shall have the meaning provided in Section 5.18.

16. Section 2.01 of the Credit Agreement is hereby amended by inserting the following new clause (g) at the end of said Section:

“(g) Subject to the terms and conditions and relying upon the representations and warranties of Holdings and the Borrower herein set forth, each Lender agrees, severally and not jointly to make a D Term Loan to the Borrower in a principal amount not to exceed the D Term Loan Commitment set forth opposite its name on Schedule 2.01, which D Term Loans shall be incurred by the Borrower on the Sixth Amendment Effective Date.”

17. Section 2.05(f) of the Credit Agreement is hereby amended to read in its entirety as follows:

“(f) All prepayments (and/or conversions) of principal of D Term Loans (whether voluntary or mandatory) made in connection with a Repricing Transaction after the Sixth Amendment Effective Date and on or prior to the first anniversary of the Sixth Amendment Effective Date will be subject to payment to the Administrative Agent, for the ratable account of each Lender with outstanding D Term Loans, of a fee in an amount equal to 1.0% of the aggregate principal amount of the D Term Loans so prepaid and/or converted. Such prepayment fees shall be due and payable upon the date of any such prepayment or conversion of D Term Loans in connection with a Repricing Transaction.”

18. Section 2.09(a)(i) of the Credit Agreement is hereby amended by inserting the following new sentence immediately at the end of said Section:

“The D Term Loan Commitments shall be automatically and permanently reduced on the Sixth Amendment Effective Date by the aggregate principal amount of D Term Loans incurred on such date. In addition, the D Term Loan Commitments shall be automatically and permanently terminated at 5:00 p.m., New York City time, on the Sixth Amendment Effective Date.”

19. Section 2.10(vii) of the Credit Agreement is hereby amended to read in its entirety as follows:

“(vii)(a) no Interest Period may be selected for any Eurodollar Term Borrowing of B Term Loans that would end later than a B Term Loan Installment Date occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of (A) the Eurodollar Term Borrowings of B Term Loans with Interest Periods ending on or prior to such B Term Loan Installment Date and (B) the ABR Term Borrowings of B Term Loans would not be at least equal to the principal amount of B Term Borrowings to be paid on such B Term Loan Installment Date, (b) no Interest Period may be selected for any Eurodollar Term Borrowing of C Term Loans that would end later than a C Term Loan Installment Date occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of (A) the Eurodollar Term Borrowings of C Term Loans with Interest Periods ending on or prior to such C Term Loan Installment Date and (B) the ABR Term Borrowings of C Term Loans would not be at least equal to the principal amount of C Term Borrowings to be paid on such C Term Loan Installment Date and (c) no Interest Period may be selected for any Eurodollar Term Borrowing of D Term Loans that would end later than a D Term Loan Installment Date occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of (A) the Eurodollar Term Borrowings of D Term Loans with Interest Periods ending on or prior to such D Term Loan Installment Date and (B) the ABR Term Borrowings of D Term Loans would not be at least equal to the principal amount of D Term Borrowings to be paid on such D Term Loan Installment Date;”.

20. Section 2.11 of the Credit Agreement is hereby amended by (i) replacing the title of said section in its entirety with the title “Repayment of B Term Borrowings, C Term Borrowings and D Term Borrowings”, (ii) deleting the last sentence of clause (ii) of paragraph (a) of said Section, (iii) adding the following clause (iii) immediately after clause (ii) of paragraph (a) of said Section:

“(iii) The D Term Borrowings shall be payable as to principal (i) on the last day of each fiscal quarter of the Borrower commencing on December 31, 2010 (each such date being called a “D Term Loan Installment Date”), in an amount equal to 0.25% of the initial aggregate amount of D Term Loans incurred on the Sixth Amendment Effective Date and (ii) on the D Term Loan Maturity Date, in an amount equal to the remaining aggregate principal amount of all D Term Loans incurred on the Sixth Amendment Effective Date. Notwithstanding the foregoing, all then outstanding principal of the D Term Loans shall be due and payable on the D Term Loan Maturity Date. In the event that on any date after the Sixth Amendment Effective Date D Term Loans are incurred pursuant to the provisions of Section 2.23 (other than D Term Loans that are deemed to be part of a separate sub-Tranche of D Term Loans hereunder and which will have a different amortization schedule and/or final maturity), an amount equal to the aggregate principal amount of the D Term Loans so incurred on such date pursuant to Section 2.23 shall be applied to increase the amounts due on each then remaining D Term Loan Installment Date on a pro rata basis (based upon the then remaining principal amounts due on each D Term Loan Installment Date after giving effect to all prior reductions thereto).”,

(iii) inserting the following text immediately after the text “Fourth Amendment Effective Date” appearing in clause (iii) of the proviso to paragraph (b) of said Section:

“and with respect to the repayment of C Term Loans or D Term Loans of a Lender from and after the Sixth Amendment Effective Date with the proceeds of D Term Loans provided by such Lender or an Affiliate thereof and incurred in accordance with Section 2 23”,

(iv) deleting clause (iv) of the proviso to paragraph (b) of said Section and inserting the following new clause (iv) in lieu thereof:

“(iv) repayments of Term Loans pursuant to Section 2.12(c) and (d) shall be applied pro rata to the B Term Loan Tranche, C Term Loan Tranche and D Term Loan Tranche based on the B Term Loan Percentage, the C Term Loan Percentage and the D Term Loan Percentage and”,

and (v) adding the following paragraph (e) immediately after paragraph (d) of said Section:

“(e) All prepayments of D Term Loans made pursuant to Sections 2.12(a), (c) and (d) shall reduce the scheduled payments required under paragraph (a) above of the D Term Loans required to be repaid after the date of such prepayment, on a pro rata basis. To the extent not previously paid, all D Term Borrowings shall be due and payable on the D Term Loan Maturity Date. Each payment of Borrowings pursuant to this Section 2.11 shall be accompanied by accrued interest on the principal amount paid to but excluding the date of payment.”

21. Section 2.16(a) of the Credit Agreement is hereby amended by adding the text “D Term Loan Commitments,” immediately after the text “C Term Loan Commitments” appearing in said Section.

22. Section 2.23 of the Credit Agreement is hereby amended to read in its entirety as follows:

“SECTION 2.23. Incremental D Term Loan Commitments. (a) So long as the Incremental Commitment Request Requirements are satisfied at the time of the delivery of the request referred to below, the Borrower shall have the right, in consultation and coordination with the Administrative Agent as to all of the matters set forth below in this Section 2.23 and with the consent of the Administrative Agent, such consent not to be unreasonably withheld, but without requiring the consent of any of the Lenders, to request at any time and from time to time after the Sixth Amendment Effective Date and prior to the date which is 12 months prior to the D Term Loan Maturity Date, that one or more Lenders (and/or one or more other persons which will become Lenders as provided below) provide Incremental D Term Loan Commitments and, subject to the applicable terms and conditions contained in this Agreement, make D Term Loans pursuant thereto to the Borrower; it being understood and agreed, however, that (i) no Lender shall be obligated to provide an Incremental D Term Loan Commitment as a result of any such request by the Borrower, and until such time, if any, as such Lender has agreed in its sole discretion to provide an Incremental D Term Loan Commitment and executed and delivered to the Administrative Agent an Incremental D Term Loan Commitment Agreement in respect thereof as provided in clause (b) of this Section 2.23, such Lender shall not be obligated to fund any D Term Loans, (ii) any Lender (including any person who will become a Lender) may so provide an Incremental D Term Loan Commitment without the consent of any other Lender, (iii) the provision of Incremental D Term Loan Commitments pursuant to this Section 2.23 shall be in a minimum aggregate amount (for all Lenders (including any person who will become a Lender)) of at least $10,000,000 and in integral multiples of $1,000,000 in excess thereof; provided that such amount may be less than $10,000,000 if such amount represents all remaining availability under the limitation set forth in sub-clause (iv) of this Section 2.23(a), (iv) the aggregate amount of all Incremental D Term Loan Commitments provided pursuant to this Section 2.23 from and after the Sixth Amendment Effective Date (other than Incremental D Term Loan Commitments to the extent the proceeds of the D Term Loans provided pursuant to such Incremental D Term Loan Commitments are used to repay outstanding principal of C Term Loans) shall not exceed $300,000,000; provided that the proceeds of D Term Loans provided pursuant to any Incremental D Term Loan Commitment shall not be used to repay, prepay, redeem or acquire for value the Senior Notes, any Permitted Refinancing Indebtedness issued in respect thereof or any prior refinancing in respect thereof unless (x) the Senior Secured Net Leverage Ratio on the last day of the Test Period most recently ended prior to the date of such incurrence shall not exceed 3.75:1.00, with such calculation to be made on a Pro Forma Basis, as if the relevant D Term Loans to be made pursuant to such Incremental D Term Loan Commitments (in each case, assuming the full utilization thereof) had been incurred, and the repayment, prepayment, redemption or acquisition for value to be financed with the proceeds of such D Term Loans (as well as other repayments, prepayments, redemptions or acquisitions for value of the Senior Notes theretofore consummated after the first day of such Test Period) had occurred, prior to the end of such Test Period and (y) after giving effect to such repayment, prepayment, redemption or acquisition for value, Minimum Liquidity is greater than $75,000,000, (v) any upfront facility fees, original issue discount, interest rate bench mark floors, prepayment fees, LIBOR Margin and/or ABR Margin applicable to any D Term Loans provided pursuant to an Incremental D Term Loan Commitment shall be determined by the Borrower and the Lenders providing such Incremental D Term Loan Commitment, (vi) in the event that the effective spread over LIBO/Alternate Base Rate (taking into account any upfront facility fees, original issue discount, interest rate bench mark floors or prepayment fees and with such factors to be equated to interest rates in a manner determined by the Administrative Agent and consistent with generally accepted financial practices, based on, where applicable, a remaining life-to-maturity of the lesser of four years and the remaining life-to-maturity of such incremental D Term Loans) of the D Term Loans provided pursuant to such Incremental D Term Loan Commitment exceeds by more than 25 basis points the effective spread over LIBO/Alternate Base Rate then in effect for the C Term Loan, the D Term Loans or the Extending Revolving Loans that are outstanding (or which would be outstanding if any Extending Revolving Credit Commitments then in effect were drawn upon) immediately prior to giving effect to the incurrence of such D Term Loans, the LIBOR Margin and ABR Margin with respect to such outstanding C Term Loans, D Term Loans and Extending Revolving Loans (or such Extending Revolving Loans which would be outstanding if any Extending Revolving Credit Commitments then in effect were drawn upon) shall be automatically adjusted to be equal to such effective spread over LIBO/Alternate Base Rate relating to such incremental D Term Loans (as so determined by the Administrative Agent as set forth above) less 25 basis points, (vii) the weighted average life to maturity of D Term Loans provided pursuant to any Incremental D Term Loan Commitment shall not be less than the weighted average life to maturity of the D Term Loans that are outstanding immediately prior to giving effect to the incurrence of such D Term Loans provided pursuant to such Incremental D Term Loan Commitment and the maturity of D Term Loans provided pursuant to any Incremental D Term Loan Commitment shall be on or after the D Term Loan Maturity Date, (viii) all D Term Loans provided pursuant to an Incremental D Term Loan Commitment may be deemed to be part of the same Tranche as the existing D Term Loans hereunder or part of a sub-Tranche of the D Term Loans hereunder and, in either case, such D Term Loans (and all interest, fees and other amounts payable thereon) shall be Obligations under this Agreement and the other applicable Loan Documents and shall be secured by the relevant Security Documents, and guaranteed under each relevant Guarantee Agreement, on a pari passu basis with all other Obligations secured by each such Security Document and guaranteed under each such Guarantee Agreement and (ix) all actions taken by the Borrower pursuant to this Section 2.23 shall be done in coordination with the Administrative Agent. To the extent that D Term Loans provided pursuant to an Incremental D Term Loan Commitment are deemed to be part of a sub-Tranche of D Term Loans hereunder, the Required Lenders hereby irrevocably authorize the Administrative Agent to enter into any amendments to the Loan Documents and any other documentation deemed necessary or desirable by the Administrative Agent to add such new sub-Tranche of D Term Loans to this Agreement and to include appropriately the Lenders holding the D Term Loans provided pursuant to such Incremental D Term Loan Commitment in any determination of the Required Lenders, Majority Lenders and Supermajority Lenders. Notwithstanding anything to the contrary contained herein, a repayment of the outstanding principal of C Term Loans with the proceeds of D Term Loans provided pursuant to Incremental D Term Loan Commitments as otherwise permitted hereunder may be effected by converting outstanding C Term Loans of one or more Lenders into D Term Loans.

(b) At the time of the provision of Incremental D Term Loan Commitments pursuant to this Section 2.23, the Borrower, the Administrative Agent and each such Lender or other person which agrees to provide an Incremental D Term Loan Commitment (each, an “Incremental D Term Loan Lender”) shall execute and deliver to the Administrative Agent an Incremental D Term Loan Commitment Agreement, with the effectiveness of such Incremental D Term Loan Lender’s Incremental D Term Loan Commitment to occur on the date set forth in such Incremental D Term Loan Commitment Agreement, which date in any event shall be no earlier than the date on which (u) all fees required to be paid in connection therewith at the time of such effectiveness shall have been paid (including, without limitation, any agreed upon up-front or arrangement fees owing to the Administrative Agent), (v) the Administrative Agent shall have received evidence reasonably satisfactory to it that the additional Obligations to be incurred pursuant to the Incremental D Term Loan Commitment shall constitute “Designated Senior Indebtedness” and “Senior Indebtedness” under the Senior Subordinated Note Documents, (w) the Administrative Agent shall have received evidence reasonably satisfactory to it that the additional Obligations to be incurred pursuant to the Incremental D Term Loan Commitments are permitted by the terms of the outstanding Indebtedness of Holdings, the Borrower, the Co-Borrower and their respective Subsidiaries including, without limitation, the Second-Lien Credit Documents, the Senior Note Documents and the Senior Subordinated Note Documents, (x) all Incremental Commitment Request Requirements are satisfied, (y) all other conditions set forth in this Section 2.23 shall have been satisfied, and (z) all other conditions precedent that may be set forth in such Incremental D Term Loan Commitment Agreement shall have been satisfied. Additionally, by the date of effectiveness of any Incremental D Term Loan Lender’s Incremental D Term Loan Commitment as set forth in an Incremental D Term Loan Commitment Agreement (or, in the case of the mortgage amendments and related title insurance policy endorsements, in each case, referred to below, such later date as may be otherwise agreed by the Collateral Agent), the Borrower shall have delivered to the Collateral Agent, or caused to be delivered to the Collateral Agent, (i) fully executed counterparts of amendments, in form and substance reasonably satisfactory to the Administrative Agent, to each of the Mortgages covering the Mortgaged Properties, together with evidence that counterparts of each such amendment have been delivered to the title company insuring the Lien on the Mortgages for recording in all places to the extent necessary or desirable, in the judgment of the Collateral Agent, effectively to maintain a valid and enforceable perfected mortgage lien superior to and prior to the rights of all third parties (except Liens under Section 6.02) and subject to no other Liens except as are permitted by Section 6.02 on the Mortgaged Properties in favor of the Collateral Agent for the benefit of the Secured Parties securing all of the Obligations; (ii) to the extent reasonably required by the Collateral Agent, the Administrative Agent or the Required Lenders, endorsements to each lender’s title insurance policy required pursuant to Section 4.02(h)(iii) reasonably satisfactory to the Collateral Agent, insuring the Collateral Agent that each Mortgage is a valid and enforceable first priority mortgage lien on the respective Mortgaged Properties, free and clear of all defects and encumbrances except Permitted Encumbrances; (iii) flood certificates covering each Mortgaged Property, in form and substance acceptable to the Collateral Agent, certified to the Collateral Agent in its capacity as such and certifying whether or not each such Mortgaged Property is located in a flood hazard zone by reference to the applicable FEMA map; and (iv) to the extent requested by the Administrative Agent, an opinion or opinions of counsel to the Borrower covering matters incidental to such Incremental D Term Loan Commitment and related Incremental D Term Loan Commitment Agreement as shall be reasonably determined by the Administrative Agent. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental D Term Loan Commitment Agreement, and at such time, (i) the D Term Loans to be made pursuant to the respective Incremental D Term Loan Commitment Agreements shall be permitted to be made in accordance with the terms of this Agreement and the respective Incremental D Term Loan Commitment Agreements, (ii) Schedule 2.01 shall be deemed modified to reflect the revised D Term Loan Commitments of the affected Lenders and (iii) to the extent requested by any Incremental D Term Loan Lender, Notes will be issued at the Borrower’s expense, to such Incremental D Term Loan Lender in accordance with Section 2.04(e) to the extent needed to reflect the additional D Term Loans made by such Incremental D Term Loan Lender.

(c) All D Term Loans made after the Sixth Amendment Effective Date pursuant to the provisions of this Section 2.23 (and the respective Incremental D Term Loan Commitment Agreements) that are deemed to be part of the same sub-Tranche as the existing D Term Loans hereunder shall be proportionally added to, and thereafter shall form part of, all then outstanding Borrowings of D Term Loans (with the effect being that all Lenders of D Term Loans of the same sub-Tranche, including the Lenders of D Term Loans then being made pursuant to this Section 2.23, shall have a percentage interest in each then outstanding Borrowing of D Term Loans which is the same as the percentage its aggregate outstanding principal of D Term Loans bears to the aggregate principal amount of all then outstanding D Term Loans of all Lenders). To the extent the provisions of this clause (c) require that Lenders make new D Term Loans which are added to (and deemed to form a part of) the then outstanding Borrowings of D Term Loans maintained as Eurodollar Loans, it is acknowledged that the effect thereof may result in such new D Term Loans having short Interest Periods (i.e., an Interest Period that began during an Interest Period then applicable to outstanding Eurodollar Loans and which will end on the last day of such Interest Period). In connection therewith, the Borrower may agree, in the respective Incremental D Term Loan Commitment Agreement, to compensate the Lenders making the new D Term Loans for funding Eurodollar Loans during an existing Interest Period on such basis as may be agreed by such Borrower and the respective Lender or Lenders.”

23. Section 3.13 of the Credit Agreement is hereby amended by adding the text “(or, with respect to any Tranches of Loans provided for by an amendment to this Agreement, the purposes specified in the preamble of such amendment)” immediately after the text “only for the purposes specified in the preamble to this agreement” appearing in said Section.

24. Section 5.11(a) of the Credit Agreement is hereby amended by replacing the text “within 20 Business Days” appearing in said Section with the text “within 45 days (or such longer period as the Collateral Agent may agree in its reasonable discretion)”.

25. Article V of the Credit Agreement is hereby amended by inserting the following new Section 5.18 at the end said Article:

“SECTION 5.18. Sixth Amendment Mortgage Amendments. Within 60 days following the Sixth Amendment Effective Date (unless otherwise agreed by the Collateral Agent), if and to the extent required by the Collateral Agent, the Borrower shall have delivered to the Collateral Agent, or caused to be delivered to the Collateral Agent, fully executed counterparts of amendments (the “Sixth Amendment Mortgage Amendments”), in form and substance reasonably satisfactory to the Administrative Agent, to each of the Mortgages covering the Mortgaged Properties, together with evidence that counterparts of each of the Sixth Amendment Mortgage Amendments have been delivered to the title company insuring the Lien on the Mortgages for recording in all places to the extent necessary or desirable, in the judgment of the Collateral Agent, effectively to maintain a valid and enforceable perfected mortgage lien superior to and prior to the rights of all third parties (except Liens under Section 6.02) and subject to no other Liens except as are permitted by Section 6.02 on the Mortgaged Properties in favor of the Collateral Agent for the benefit of the Secured Parties securing all of the Obligations.”

26. Section 6.01(n) of the Credit Agreement is hereby amended by (i) replacing the text “$150.0 million” appearing in said Section with the text “$300,000,000” and (ii) replacing the text “75.0 million” appearing in said Section with the text “$150,000,000”.

27. Section 6.01(p) of the Credit Agreement is hereby amended by (i) deleting the word “and” appearing immediately after the text “$250,000,000” appearing in said Section and (ii) inserting the following text immediately after the text “$375,000,000” appearing in said Section:

“, and (z) Indebtedness of the Borrower and the Guarantors under any senior unsecured notes so long as (i) both immediately prior and after giving effect to the incurrence thereof (A) no Default or Event of Default shall exist or result therefrom and (B) the Interest Coverage Ratio for the most recently ended Test Period (calculated after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis) shall be greater than 2.00:1.00 and (ii) such Indebtedness does not have a stated maturity date or require any scheduled repayments of principal on a date that is earlier than one year after the D Term Loan Maturity Date or, if later, latest Maturity Date then in effect at the time of the incurrence of such Indebtedness, and any Permitted Refinancing Indebtedness in respect thereof (or in respect of Permitted Refinancing Indebtedness previously incurred pursuant to this sub-clause (z))”.

28. Section 6.01(v) of the Credit Agreement is hereby amended by replacing the text “$60,000,000” appearing in said Section with the text “$150,000,000”.

29. Section 6.04(j) of the Credit Agreement is hereby amended by inserting the following new proviso at the end of said Section:

“; provided, further, that the aggregate amount of investments made in connection with the Liquid Acquisition shall not constitute investments for any purpose under this clause (j)”.

30. Section 6.04(k) of the Credit Agreement is hereby amended by replacing the text “$150,000,000” appearing therein with the text “$350,000,000”.

31. Section 6.09(b)(i) of the Credit Agreement is hereby amended by (i) replacing the text “(x)” appearing in said Section with the text “(w)” and (ii) adding the following text immediately after the text “any Permitted Refinancing Indebtedness incurred pursuant to the relevant sub-clause of Section 6.01(p),” appearing in said Section:

“(x) in the case of the Senior Subordinated Notes only, with the proceeds of senior unsecured notes incurred pursuant to Section 6.01(p)(z) after the Sixth Amendment Effective Date,”.

32. Section 6.10(a) of the Credit Agreement is hereby amended by (i) replacing the text “December 31, 2010” located in the last row of the table appearing in said Section with the text “December 31, 2010 and each fiscal year ending thereafter” and (ii) inserting the following proviso at the end of said Section:

“; provided that Capital Expenditures made by the Borrower and its Subsidiaries in connection with the Liquid Acquisition in an amount not to exceed $320,000,000 shall not constitute Capital Expenditures for any purpose under this Section 6.10.”

33. Section 9.04(b) of the Credit Agreement is hereby amended by (i) deleting each instance of the text “and/or C Term Loans” located in said Section and inserting the text “, C Term Loans and/or D Term Loans” in lieu thereof and (ii) deleting the text “or C Term Loans” located in clause (i) of the proviso to said Section and inserting the text “, C Term Loan or D Term Loans” in lieu thereof.

34. Exhibit D to the Credit Agreement is hereby deleted in its entirety and new Exhibit D attached hereto is inserted in lieu thereof.

35. The pricing grid appearing at the top of Schedule A to the Credit Agreement is hereby restated in its entirety as follows:

Category Period	LIBOR Margin for Non-Extending Revolving Loans	LIBOR Margin for Extending Revolving Loans	LIBOR Margin for B Term Loans	LIBOR Margin for C Term Loans	LIBOR Margin for D Term Loans	ABR Margin for Non-Extending Revolving Loans	ABR Margin for Extending Revolving Loans	ABR Margin for B Term Loans	ABR Margin for C Term Loans	ABR Margin for D Term Loans
Category A Period	2.75%	4.25%	2.50%	4.25%	4.25%	1.75%	3.25%	1.50%	3.25%	3.25%
Category B Period	2.75%	4.25%	2.25%	4.25%	4.25%	1.75%	3.25%	1.25%	3.25%	3.25%
Category C Period	2.50%	4.25%	2.00%	4.25%	4.25%	1.50%	3.25%	1.00%	3.25%	3.25%

36. Schedule A to the Credit Agreement is hereby further amended by inserting the following new sentence at the end of said Schedule A:

“Notwithstanding the foregoing or anything to the contrary contained in this Agreement, if the LIBOR Margin and ABR Margin with respect to the outstanding C Term Loans or outstanding Extending Revolving Loans (or Extending Revolving Loans which would be outstanding if any Extending Revolving Credit Commitments then in effect were drawn upon) would have been increased pursuant to Section 2.23 (as in effect immediately prior to giving effect to the Sixth Amendment) had the D Term Loans been issued as part of a sub-Tranche of C Term Loans pursuant to Section 2.23 (as in effect immediately prior to giving effect to the Sixth Amendment), then the LIBOR Margin and ABR Margin with respect to the C Term Loans and Extending Revolving Loans (or such Extending Revolving Loans which would be outstanding if any Extending Revolving

Credit Commitments then in effect were drawn upon) shall be increased to such higher rates.”

37. Schedule 2.01 to the Credit Agreement is hereby amended by inserting the following new table at the end of said Schedule 2.01:

Lender	D Term Loan Commitment
Deutsche Bank AG Cayman Islands Branch	$913,000,000.00

TOTAL	$913,000,000.00

II.	Miscellaneous Provisions.

1. In order to induce the Administrative Agent to enter into this Sixth Amendment, the Borrower hereby represents and warrants that (i) no Default or Event of Default exists as of the Sixth Amendment Effective Date after giving effect to this Sixth Amendment and the applicable transactions permitted (or required) hereunder as described in preceding Part I, and (ii) all of the representations and warranties contained in the Credit Agreement or the other Loan Documents are true and correct in all material respects on the Sixth Amendment Effective Date after giving effect to this Sixth Amendment, with the same effect as though such representations and warranties had been made on and as of the Sixth Amendment Effective Date (it being understood that any representation or warranty made as of a specific date shall be true and correct in all material respects as of such specific date).

2. On the Sixth Amendment Effective Date, the B Term Loans shall be repaid in full with the proceeds of the D Term Loans incurred on the Sixth Amendment Effective Date.

3. This Sixth Amendment is limited as specified and shall not constitute a modification, acceptance or waiver of any other provision of the Credit Agreement or any other Loan Document.

4. This Sixth Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts when executed and delivered (including the facsimile or electronic transmission) shall be an original, but all of which shall together constitute one and the same instrument.

5. THIS SIXTH AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

6. This Sixth Amendment shall become effective on the date (the “Sixth Amendment Effective Date”) when each of the following conditions shall have been satisfied:

(i) the Administrative Agent, Holdings, the Borrower, the Co-Borrower and each Subsidiary Guarantor, the Required Lenders and Lenders with D Term Loan Commitments in an aggregate amount equal to $913,000,000.00 shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered

(including by way of facsimile transmission or electronic mail) the same to White & Case LLP, 1155 Avenue of the Americas, New York, NY 10036 Attention: May Yip-Daniels (facsimile number: 212-354-8113; email: myip@whitecase.com);

(ii) the Borrower shall have paid to the Administrative Agent, for the account of each Lender (or its designee) who has consented to this Sixth Amendment by signing a counterpart hereof and delivering the same as provided in preceding clause (i) prior to 5:00 P.M. (New York City time) on Wednesday, September 15, 2010, a non-refundable cash fee (the “Amendment Fee”) in Dollars in an amount equal to 15 basis points (0.15%) on an amount equal to the sum of (i) the aggregate principal amount of all Term Loans of such Lender outstanding on the Sixth Amendment Effective Date plus (ii) the Non-Extending Revolving Credit Commitment of such Lender as in effect on the Sixth Amendment Effective Date plus (iii) the Extending Revolving Credit Commitment of such Lender as in effect on the Sixth Amendment Effective Date (it being understood and agreed that the Amendment Fee shall not be subject to counterclaim or set-off, or be otherwise affected by, any claim or dispute relating to any other matter);

(iii) the Borrower shall have paid to each Lender that has provided notice of the amount that it is entitled to receive pursuant to Section 2.15(c) no later than two (2) Business Days prior to the Sixth Amendment Effective Date (it being understood that the failure by any Lender to deliver such notice shall not extinguish such Lender’s right to indemnification under Section 2.15(c) of the Credit Agreement) any amounts owed to such Lender under Section 2.15(c) of the Credit Agreement as a result of the transactions contemplated by this Sixth Amendment;

(iv) the Borrower shall have (i) received cash proceeds of $250,000,000 (calculated before original issue discount, underwriting discounts and commissions) from the issuance by it of a like principal amount of senior unsecured notes (the “Notes”) and (ii) utilized (and caused its Subsidiaries to utilize) the full amount of such cash proceeds to make payments owing in connection with the Transactions (as defined below) prior to the utilization by the Borrower of any proceeds of D Term Loans for such purpose;

(v) other than pursuant to this Sixth Amendment, the Credit Agreement shall not have been amended or waived since August 9, 2010;

(vi) the Borrower shall not have incurred any C Term Loans pursuant to Section 2.23 of the Credit Agreement during the period from August 9, 2010 to the Sixth Amendment Effective Date;

(vii) the acquisition by the Borrower directly or indirectly through one or more affiliates of all of the equity interests of Liquid Container (the “Target”) from Mid Oaks Investments, Gallagher Industries and its other owners (the “Acquisition”) shall have been consummated, or shall be consummated substantially simultaneously herewith, in accordance with the terms of that certain Acquisition Agreement, dated as of August 9, 2010 (the “Acquisition Agreement”), without giving effect to any amendments or waivers by the Borrower that are materially adverse to the Lenders without the consent of the Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed;

(viii) since December 31, 2009, there shall not have occurred any Material Adverse Effect (as defined in the Acquisition Agreement without giving effect to any amendment thereto);

(ix) all representations made by the Target in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower has a right to terminate its obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement, shall be accurate in all material respects;

(x) the representations and warranties set forth in Sections 3.01, 3.02, 3.03, 3.04, 3.09(b), 3.11, 3.12, 3.15 and 3.24 of the Credit Agreement shall be accurate in all material respects with respect to the Target and its Subsidiaries;

(xi) the Administrative Agent shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Target for the 2009, 2008 and 2007 fiscal years, in each case, without qualification by the Target’s auditors, (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Target for each subsequent fiscal quarter ended at least 45 days before the incurrence of the D Term Loans (which will have been reviewed by the independent accountants for the Borrower or the Target as provided in the Statement on Auditing Standards No. 100) and (c) any “Required Information” (as defined in the Acquisition Agreement) received by the Borrower pursuant to the Acquisition Agreement;

(xii) the Administrative Agent shall have received a pro forma consolidated statement of income of the Borrower for the most recently completed fiscal year and any interim period ended at least 45 days prior to the incurrence of the D Term Loans and a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal-quarter period ended at least 45 days prior to the incurrence of the D Term Loans, in each case taking into account the operational requirements of the Borrower and its subsidiaries in light of their industries, businesses and business practices and prepared after giving effect to the Acquisition, the incurrence of the D Term Loans, the issuance of the Notes and the repayment in full of all indebtedness of the Target and its subsidiaries (other than any indebtedness that survives the closing of the Acquisition pursuant to the Acquisition Agreement) in existence prior to the Acquisition (collectively, the “Transactions”) as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements);

(xiii) all fees required to be paid on the Sixth Amendment Effective Date and reasonable out-of-pocket expenses required to be paid on the Sixth Amendment Effective Date, to the extent invoiced at least three business days prior to the Sixth Amendment Effective Date, shall, upon the initial borrowing or funding under the D Term Loan Commitments or the Notes, have been paid (which amounts may be offset against the proceeds of the D Term Loan Commitments or the Notes);

(xiv) there shall have been delivered to the Administrative Agent copies of resolutions of the board of directors of Holdings, the Borrower and the Co-Borrower approving and authorizing the execution, delivery and performance of this Sixth Amendment and the Loan Documents as amended by this Sixth Amendment, certified as of the Sixth Amendment Effective Date by the corporate secretary or an assistant secretary of such Loan Party as being in full force and effect without modification or amendment;

(xv) the Administrative Agent shall have received from Simpson Thacher & Bartlett LLP, special New York counsel to the Borrower, an opinion addressed to each Agent, the Collateral Agent and each of the Lenders and dated the Sixth Amendment Effective Date, which opinion shall be in form and substance reasonably satisfactory to the Administrative Agent;

(xvi) the D Term Loan Lenders shall have received at least three business days prior to the Sixth Amendment Effective Date all documentation and other information required by regulatory authorities with respect to the Borrower under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, that has been reasonably requested by the D Term Loan Lenders at least 10 business days in advance of the Sixth Amendment Effective Date; and

(xvii) the Administrative Agent shall have received an officer’s certificate from a Responsible Officer of the Borrower reasonably satisfactory to the Administrative Agent evidencing that the Transactions comply with the Senior Note Indenture and the Senior Subordinated Note Indenture.

7. By executing and delivering a copy hereof, each Loan Party hereby acknowledges that all Loans (as defined after giving effect to the Sixth Amendment) shall continue to be fully guaranteed pursuant to the Canadian Guarantee Agreement and the U.S. Guarantee and Collateral Agreement in accordance with the terms and provisions thereof and shall continue to be secured in accordance with the terms and provisions of the Security Documents.

8. From and after the Sixth Amendment Effective Date, all references in the Credit Agreement and each of the other Loan Documents to the Credit Agreement shall be deemed to be references to the Credit Agreement, as modified hereby.

*        *        *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Sixth Amendment as of the date first above written.

GRAHAM PACKAGING COMPANY, L.P. By: GPC Opco GP LLC, its general partner

By:	/s/ David W. Bullock
Name: David W. Bullock Title: Chief Financial Officer

GRAHAM PACKAGING HOLDINGS COMPANY By: BCP/Graham Holdings L.L.C., its general partner

By:	/s/ Mark S. Burgess
Name: Mark S. Burgess Title: Vice President, Finance & Administration

GPC CAPITAL CORP. I

By:	/s/ David W. Bullock
Name: David W. Bullock Title: Chief Financial Officer

[Sixth Amendment to Credit Agreement]

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH, as Administrative Agent

By:	/s/ Enrique Landaeta
Name: Enrique Landaeta Title: Vice President

By:	/s/ Omayra Laucella
Name: Omayra Laucella Title: Vice President

[Sixth Amendment to Credit Agreement]

SIGNATURE PAGE TO THE SIXTH AMENDMENT TO CREDIT AGREEMENT, DATED AS OF THE DATE FIRST WRITTEN ABOVE, AMONG GRAHAM PACKAGING HOLDINGS COMPANY, GRAHAM PACKAGING COMPANY, L.P., GPC CAPITAL CORP. I, CERTAIN LENDERS FROM TIME TO TIME PARTY TO THE CREDIT AGREEMENT, AND DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH, AS ADMINISTRATIVE AGENT FOR THE LENDERS

NAME OF INSTITUTION:

[Lender]

By:	[Authorized Signatory]
Name:
Title:

[Sixth Amendment to Credit Agreement]

Each of the undersigned, each being a Subsidiary Guarantor under, and as defined in, the Credit Agreement referenced in the foregoing Sixth Amendment, hereby acknowledges the entering into of the Sixth Amendment and acknowledges to the provisions thereof.

GPC CAPITAL CORP. I
GRAHAM PACKAGING POLAND, L.P. By: GPC Sub GP LLC, its general partner
GRAHAM RECYCLING COMPANY, L.P. By: GPC Sub GP LLC, its general partner
GRAHAM PACKAGING FRANCE PARTNERS By: Graham Packaging Company, L.P., its general partner
By: GPC Opco GP LLC, its general partner
GRAHAM PACKAGING LATIN AMERICA, LLC
GPC SUB GP LLC GRAHAM PACKAGING WEST JORDAN, LLC GRAHAM PACKAGING ACQUISITION CORP.
GRAHAM PACKAGING PLASTIC PRODUCTS INC. GRAHAM PACKAGING PET TECHNOLOGIES INC. GRAHAM PACKAGING LEASING USA INC.
GRAHAM PACKAGING CONTROLLERS USA, INC. GRAHAM PACKAGING COMERC USA INC. GRAHAM PACKAGING REGIOPLAST STS INC.
GRAHAM PACKAGING TECHNOLOGICAL SPECIALTIES INC. GRAHAM PACKAGING INTERNATIONAL PLASTIC PRODUCTS INC.

on behalf of each of the above Subsidiary Guarantors

BY:	/s/ David W. Bullock

Name: David W. Bullock Title: Chief Financial Officer

[Sixth Amendment to Credit Agreement]